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Equity Residential

Second Quarter 2025

Earnings Release and Supplemental Information

Q2 2025 Total Acquisitions of $534M

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Summit Crossing I - Cumming, GA

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Equity Residential

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TOP RATED

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Second Quarter 2025 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

August 4, 2025

Equity Residential Reports Second Quarter 2025 Results

Guidance Updated to Reflect Solid Operating Fundamentals

Chicago, IL – August 4, 2025 - Equity Residential (NYSE: EQR) today reported results for the quarter and six months ended June 30, 2025.

Second Quarter 2025 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended June 30,
	2025	2024	$ Change	% Change
Earnings Per Share (EPS)	$0.50	$0.47	$0.03	6.4%
Funds from Operations (FFO) per share	$0.98	$0.94	$0.04	4.3%
Normalized FFO (NFFO) per share	$0.99	$0.97	$0.02	2.1%

	Six Months Ended June 30,
	2025	2024	$ Change	% Change
Earnings Per Share (EPS)	$1.18	$1.24	$(0.06)	(4.8%)
Funds from Operations (FFO) per share	$1.92	$1.80	$0.12	6.7%
Normalized FFO (NFFO) per share	$1.94	$1.91	$0.03	1.6%

Recent Highlights

•
The Company’s second quarter revenue growth was driven by continued solid operating fundamentals across most of its markets. For the second quarter of 2025 compared to the second quarter of 2024, same store revenues increased 2.7%, same store expenses increased 3.7% and same store Net Operating Income (NOI) increased 2.3%.
•
The Company raised the midpoint of its guidance range for same store revenues and NOI and lowered the midpoint for same store expenses. The same store revenue guidance improvement is primarily being driven by strong momentum in our San Francisco market along with continued resilient performance by our East Coast markets.
•
During the second quarter of 2025, the Company acquired a portfolio of eight properties, consisting of 2,064 apartment units, located in suburban Atlanta for an aggregate purchase price of approximately $533.8 million. Also during the second quarter of 2025, the Company sold one property in Seattle for $121.0 million.

“We are pleased to raise the midpoints for our same store revenue and net operating income guidance. We are seeing sustained demand and a financially resilient customer across all our markets with new supply levels the main determinant of market revenue performance,” said Mark J. Parrell, Equity Residential’s President and CEO. “Equity Residential’s unique exposure to the low supply urban centers of New York and San Francisco are driving current period results and demonstrate the benefits of our portfolio’s diversification between urban and suburban submarkets in both our coastal Established Markets and high demand Expansion Markets.”

1

Full Year 2025 Guidance

The Company has provided guidance for its full year 2025 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

	Revised	Previous	Change at Midpoint
Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.4%	96.2%	0.2%
Revenue change	2.6% to 3.2%	2.25% to 3.25%	0.15%
Expense change	3.5% to 4.0%	3.5% to 4.5%	(0.25%)
NOI change	2.2% to 2.8%	1.4% to 3.0%	0.3%

EPS	$2.96 to $3.02	$3.00 to $3.10	$(0.06)
Growth at midpoint vs. 2024 actual	9.9%	12.1%
FFO per share	$4.03 to $4.09	$3.87 to $3.97	$0.14
Growth at midpoint vs. 2024 actual	8.0%	4.3%
Normalized FFO per share	$3.97 to $4.03	$3.90 to $4.00	$0.05
Growth at midpoint vs. 2024 actual	2.8%	1.5%

Transactions:
Consolidated rental acquisitions	$1.0B	$1.5B
Consolidated rental dispositions	$1.0B	$1.0B
Transaction Accretion (Dilution)	(25 basis points)	(25 basis points)

The change in the full year 2025 EPS guidance range is due primarily to lower expected property sale gains, higher expected depreciation expense and other items including those described below.

The change in the full year 2025 FFO per share guidance range is due primarily to higher expected non-operating asset gains, higher expected other income and the items described below.

The change in the full year 2025 Normalized FFO per share guidance range is due primarily to:

Expected Positive/(Negative) Impact
Revised Full Year 2025 vs. Previous Full Year 2025
Residential same store NOI	$0.02
Lease-Up NOI	0.01
2025 and 2024 transaction activity impact on NOI, net	(0.02)
Interest expense, net	0.03
Other items	0.01
Net	$0.05

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 30 through 35 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 32 and 33 of this release.

Results Per Share

The change in EPS for the quarter ended June 30, 2025 compared to the same period of 2024 is due primarily to higher property sale gains, higher depreciation expense, the various adjustment items listed on page 28 of this release and the items described below. The change in EPS for the six months ended June 30, 2025 compared to the same period of 2024 is due primarily to lower property sale gains, higher depreciation expense, the various adjustment items listed on page 28 of this release and the items described below.

2

The per share changes in FFO for the quarter and six months ended June 30, 2025 compared to the same periods of 2024 are due primarily to the various adjustment items listed on page 28 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Second Quarter 2025 vs. Second Quarter 2024	June YTD 2025 vs. June YTD 2024
Residential same store NOI	$0.03	$0.05
Non-Residential same store NOI	-	(0.01)
2025 and 2024 transaction activity impact on NOI, net	0.02	0.04
Interest expense, net	(0.02)	(0.04)
Other items (including corporate overhead) (1)	(0.01)	(0.01)
Net	$0.02	$0.03

(1)
Corporate overhead includes property management and general administrative expenses.

Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	Second Quarter 2025 vs. Second Quarter 2024	Second Quarter 2025 vs. First Quarter 2025	June YTD 2025 vs. June YTD 2024
Apartment Units	75,950	81,096	75,072
Physical Occupancy	96.6% vs. 96.3%	96.5% vs. 96.4%	96.5% vs. 96.3%

Revenues	2.7%	1.0%	2.4%
Expenses	3.7%	(2.7%)	4.0%
NOI	2.3%	2.8%	1.7%

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Second Quarter 2025 vs. Second Quarter 2024	Second Quarter 2025 vs. First Quarter 2025	June YTD 2025 vs. June YTD 2024
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	2.0%	0.8%	2.0%
Leasing Concessions	0.0%	(0.1%)	(0.1%)
Vacancy gain (loss)	0.2%	0.0%	0.2%
Bad Debt, Net (1)	0.1%	0.1%	0.1%
Other (2)	0.6%	0.3%	0.5%
Same Store Residential Revenues- current period	2.9%	1.1%	2.7%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. See page 13 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

3

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 75,072 same store apartment units):

	Q2 2025	Q1 2025	Q2 2024
Physical Occupancy	96.6%	96.5%	96.4%
Percentage of Residents Renewing by quarter	60.1%	62.1%	57.6%

New Lease Change	(0.1%)	(2.2%)	0.1%
Renewal Rate Achieved	5.2%	4.9%	5.0%
Blended Rate (1)	3.0%	1.8%	2.9%

(1)
Blended Rates for Established Markets were 3.4%, 2.3% and 3.3% for Q2 2025, Q1 2025 and Q2 2024, respectively. See page 17.

In the second quarter of 2025, Blended Rate met our expectations and was consistent with seasonal patterns while Physical Occupancy exceeded our expectations. For the third quarter of 2025, Blended Rate is expected to be between 2.2% and 2.8%.

Investment Activity

During the second quarter of 2025, the Company acquired a portfolio of eight properties consisting of 2,064 apartment units, located in the Company's Expansion Market of Atlanta, for an aggregate acquisition price of approximately $533.8 million at a weighted average Acquisition Cap Rate of 5.1%. The acquired properties are 16 years old on average. The Company did not acquire any operating properties during the first quarter of 2025.

During the second quarter of 2025, the Company sold one property in Seattle, consisting of 289 apartment units, for a sale price of approximately $121.0 million at a Disposition Yield of 4.9%. During the first six months of 2025, the Company sold three properties consisting of 835 apartment units, located in the San Diego and Seattle markets, for an aggregate sale price of approximately $346.6 million at a weighted average Disposition Yield of 5.1%. The Company also sold one land parcel for a sale price of approximately $4.3 million during the first quarter of 2025. The operating properties sold during the first six months of 2025 have an average age of 20 years.

During the first six months of 2025, the Company completed a wholly owned development project in each of its San Francisco and Denver markets, consisting of an aggregate of 495 apartment units, for a total cost of approximately $237.8 million. During the first six months of 2025, the Company also completed one joint venture development project in its New York market, consisting of 450 apartment units, for a total cost of approximately $201.2 million.

Capital Markets Activity

On May 12, 2025, the Company closed on the issuance of $500.0 million of 7-year unsecured notes at a coupon rate of 4.95% and an all-in effective yield of 5.23%. Proceeds from the offering were primarily used to fund the payoff of the Company's $450.0 million 3.375% unsecured notes which matured in June 2025.

Third Quarter 2025 Guidance

The Company has established guidance ranges for the third quarter of 2025 EPS, FFO per share and Normalized FFO per share as listed below:

Q3 2025 Guidance
EPS	$0.78 to $0.82
FFO per share	$1.08 to $1.12
Normalized FFO per share	$0.99 to $1.03

The difference between the second quarter of 2025 actual EPS of $0.50 and the third quarter of 2025 EPS guidance midpoint of $0.80 is due primarily to higher expected property sale gains and other items including those described below.

The difference between the second quarter of 2025 actual FFO of $0.98 per share and the third quarter of 2025 FFO guidance midpoint of $1.10 per share is due primarily to higher expected non-operating asset gains, higher expected other income and the items described below.

4

The difference between the second quarter of 2025 actual Normalized FFO of $0.99 per share and the third quarter of 2025 Normalized FFO guidance midpoint of $1.01 per share is due primarily to:

Expected Positive/(Negative) Impact
Third Quarter 2025 vs. Second Quarter 2025
Residential same store NOI	$0.01
2025 and 2024 transaction activity impact on NOI, net	0.01
Interest expense, net	(0.01)
Corporate overhead	0.01
Net	$0.02

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 319 properties consisting of 86,422 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Tuesday, August 5, 2025 at 10:00 a.m. CT. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

5

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2025	2024	2025	2024
REVENUES
Rental income	$1,529,637	$1,464,981	$768,827	$734,163

EXPENSES
Property and maintenance	280,247	261,128	136,274	126,498
Real estate taxes and insurance	224,084	214,498	112,332	105,571
Property management	70,602	68,969	34,786	33,511
General and administrative	36,786	34,351	18,531	18,631
Depreciation	497,635	450,093	240,889	224,398
Total expenses	1,109,354	1,029,039	542,812	508,609

Net gain (loss) on sales of real estate properties	212,432	227,994	58,280	39,809
Interest and other income	3,821	10,657	2,129	1,328
Other expenses	(8,961)	(45,123)	(4,805)	(13,385)
Interest:
Expense incurred, net	(147,431)	(133,040)	(75,317)	(65,828)
Amortization of deferred financing costs	(4,247)	(3,836)	(2,103)	(1,918)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	475,897	492,594	204,199	185,560
Income and other tax (expense) benefit	(829)	(635)	(407)	(331)
Income (loss) from investments in unconsolidated entities	(11,407)	(3,372)	(4,996)	(1,674)
Net gain (loss) on sales of land parcels	(78)	—	(11)	—
Net income	463,583	488,587	198,785	183,555
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(12,328)	(13,278)	(5,226)	(5,003)
Partially Owned Properties	(2,307)	(2,039)	(1,203)	(1,069)
Net income attributable to controlling interests	448,948	473,270	192,356	177,483
Preferred distributions	(711)	(902)	(355)	(355)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
Net income available to Common Shares	$448,237	$470,924	$192,001	$177,128

Earnings per share – basic:
Net income available to Common Shares	$1.18	$1.24	$0.51	$0.47
Weighted average Common Shares outstanding	379,359	378,699	379,508	378,578

Earnings per share – diluted:
Net income available to Common Shares	$1.18	$1.24	$0.50	$0.47
Weighted average Common Shares outstanding	391,345	390,548	391,498	390,542

Distributions declared per Common Share outstanding	$1.385	$1.35	$0.6925	$0.675

6

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2025	2024	2025	2024
Net income	$463,583	$488,587	$198,785	$183,555
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(2,307)	(2,039)	(1,203)	(1,069)
Preferred distributions	(711)	(902)	(355)	(355)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
Net income available to Common Shares and Units	460,565	484,202	197,227	182,131

Adjustments:
Depreciation	497,635	450,093	240,889	224,398
Depreciation – Non-real estate additions	(1,834)	(1,897)	(884)	(942)
Depreciation – Partially Owned Properties	(963)	(1,089)	(485)	(547)
Depreciation – Unconsolidated Properties	8,735	1,452	4,340	1,117
Net (gain) loss on sales of unconsolidated entities - operating assets	(138)	—	(174)	—
Net (gain) loss on sales of real estate properties	(212,432)	(227,994)	(58,280)	(39,809)
FFO available to Common Shares and Units	751,568	704,767	382,633	366,348

Adjustments (see note for additional detail):
Write-off of pursuit costs	2,048	1,369	727	821
Debt extinguishment and preferred share redemption (gains) losses	97	1,444	—	—
Non-operating asset (gains) losses	624	(3,216)	186	2,890
Other miscellaneous items	4,971	40,674	3,244	10,083
Normalized FFO available to Common Shares and Units	$759,308	$745,038	$386,790	$380,142

FFO	$752,279	$707,113	$382,988	$366,703
Preferred distributions	(711)	(902)	(355)	(355)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
FFO available to Common Shares and Units	$751,568	$704,767	$382,633	$366,348
FFO per share and Unit – basic	$1.93	$1.81	$0.98	$0.94
FFO per share and Unit – diluted	$1.92	$1.80	$0.98	$0.94

Normalized FFO	$760,019	$745,940	$387,145	$380,497
Preferred distributions	(711)	(902)	(355)	(355)
Normalized FFO available to Common Shares and Units	$759,308	$745,038	$386,790	$380,142
Normalized FFO per share and Unit – basic	$1.95	$1.91	$0.99	$0.98
Normalized FFO per share and Unit – diluted	$1.94	$1.91	$0.99	$0.97

Weighted average Common Shares and Units outstanding – basic	389,779	389,380	389,837	389,271
Weighted average Common Shares and Units outstanding – diluted	391,345	390,548	391,498	390,542

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

7

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
Land	$5,636,458	$5,606,531
Depreciable property	24,711,740	24,039,412
Projects under development	168,626	261,706
Land held for development	59,956	63,142
Investment in real estate	30,576,780	29,970,791
Accumulated depreciation	(10,816,579)	(10,412,463)
Investment in real estate, net	19,760,201	19,558,328
Investments in unconsolidated entities[1]	403,768	386,531
Cash and cash equivalents	31,276	62,302
Restricted deposits	100,678	97,864
Right-of-use assets	449,577	455,445
Other assets	282,014	273,706
Total assets	$21,027,514	$20,834,176

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,594,765	$1,630,690
Notes, net	5,994,914	5,947,376
Line of credit and commercial paper	782,147	543,679
Accounts payable and accrued expenses	108,792	99,347
Accrued interest payable	75,694	74,176
Lease liabilities	302,847	304,897
Other liabilities	290,101	310,559
Security deposits	81,179	75,611
Distributions payable	270,695	263,494
Total liabilities	9,501,134	9,249,829

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	317,905	338,563
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of June 30, 2025 and December 31, 2024	17,155	17,155
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 379,980,440 shares issued and outstanding as of June 30, 2025 and 379,475,383 shares issued and outstanding as of December 31, 2024	3,800	3,795
Paid in capital	9,656,272	9,611,826
Retained earnings	1,329,379	1,407,570
Accumulated other comprehensive income (loss)	1,615	4,214
Total shareholders’ equity	11,008,221	11,044,560
Noncontrolling Interests:
Operating Partnership	202,717	201,942
Partially Owned Properties	(2,463)	(718)
Total Noncontrolling Interests	200,254	201,224
Total equity	11,208,475	11,245,784
Total liabilities and equity	$21,027,514	$20,834,176

1 Includes $339.0 million and $324.0 million in unconsolidated development and lease-up projects as of June 30, 2025 and December 31, 2024, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

8

Equity Residential Portfolio Summary As of June 30, 2025

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	58	14,733	16.4%	$2,971
Orange County	12	3,718	4.7%	2,969
San Diego	10	2,209	3.1%	3,296
Subtotal – Southern California	80	20,660	24.2%	3,006

San Francisco	41	11,540	15.0%	3,451
Washington, D.C.	43	13,845	14.9%	2,842
New York	35	8,986	14.4%	4,730
Boston	27	7,237	11.1%	3,659
Seattle	40	8,459	9.4%	2,676
Subtotal – Established Markets	266	70,727	89.0%	3,296

Expansion Markets:
Atlanta	22	6,420	4.4%	1,974
Denver	16	4,678	4.1%	2,325
Dallas/Ft. Worth	12	3,855	2.1%	1,960
Austin	3	742	0.4%	1,724
Subtotal – Expansion Markets	53	15,695	11.0%	2,064
Total	319	86,422	100.0%	$3,075

	Properties	Apartment Units
Wholly Owned Properties (1)	302	82,054
Partially Owned Properties – Consolidated	12	2,656
Partially Owned Properties – Unconsolidated (1)	5	1,712
	319	86,422

(1)
During the second quarter of 2025, the Company acquired its joint venture partner's 10% interest in a previously unconsolidated 270-unit apartment property in Denver, CO for approximately $3.6 million and also contributed $50.5 million for the joint venture to repay the third party construction loan encumbering the property. The property is now wholly owned. See Development and Lease-Up Projects for additional detail.

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

2nd Quarter 2025 Earnings Release	9

Equity Residential

Portfolio Rollforward Q2 2025

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
3/31/2025	312	84,648
Acquisitions:
Consolidated Rental Properties	8	2,064	$533,843	5.1%

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(1)	(289)	$(121,000)	(4.9%)

Configuration Changes	—	(1)
6/30/2025	319	86,422

Portfolio Rollforward 2025

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2024	311	84,249
Acquisitions:
Consolidated Rental Properties	8	2,064	$533,843	5.1%

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(3)	(835)	$(346,600)	(5.1%)
Consolidated Land Parcels	—	—	$(4,300)

Completed Developments – Consolidated	2	495
Completed Developments – Unconsolidated	1	450
Configuration Changes	—	(1)
6/30/2025	319	86,422

2nd Quarter 2025 Earnings Release	10

Equity Residential

Second Quarter 2025 vs. Second Quarter 2024

Same Store Results/Statistics Including 75,950 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q2 2025	$727,043	$229,434	$497,609	$3,187	96.6%	11.2%
Q2 2024	$707,750	$221,318	$486,432	$3,107	96.3%	11.7%
Change	$19,293	$8,116	$11,177	$80	0.3%	(0.5%)

Change	2.7%	3.7%	2.3%	2.6%

Second Quarter 2025 vs. First Quarter 2025

Same Store Results/Statistics Including 81,096 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q2 2025	$758,276	$240,489	$517,787	$3,116	96.5%	11.2%
Q1 2025	$750,774	$247,284	$503,490	$3,087	96.4%	7.9%
Change	$7,502	$(6,795)	$14,297	$29	0.1%	3.3%

Change	1.0%	(2.7%)	2.8%	1.0%

June YTD 2025 vs. June YTD 2024

Same Store Results/Statistics Including 75,072 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
June YTD 2025	$1,433,835	$462,051	$971,784	$3,178	96.5%	19.0%
June YTD 2024	$1,399,994	$444,398	$955,596	$3,101	96.3%	20.3%
Change	$33,841	$17,653	$16,188	$77	0.2%	(1.3%)

Change	2.4%	4.0%	1.7%	2.5%

2nd Quarter 2025 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Second Quarter 2025 vs. Second Quarter 2024		Second Quarter 2025 vs. First Quarter 2025		June YTD 2025 vs. June YTD 2024
	75,950 Same Store Apartment Units		81,096 Same Store Apartment Units		75,072 Same Store Apartment Units
	Q2 2025	Q2 2024	Q2 2025	Q1 2025	June YTD 2025	June YTD 2024
Same Store Residential Revenues (GAAP Basis)	$701,070	$681,631	$731,529	$723,493	$1,381,164	$1,344,567
Leasing Concessions amortized	5,616	5,191	6,360	5,815	10,647	9,899
Leasing Concessions granted	(5,167)	(3,934)	(6,245)	(7,073)	(11,016)	(8,463)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$701,519	$682,888	$731,644	$722,235	$1,380,795	$1,346,003

% change - GAAP revenue	2.9%		1.1%		2.7%

% change - cash revenue	2.7%		1.3%		2.6%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 75,072 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024
Same store revenues	$720,449	$713,386	$707,299	$704,608	$701,774
Same store expenses	227,578	234,473	221,069	225,872	219,182
Same store NOI	$492,871	$478,913	$486,230	$478,736	$482,592

2nd Quarter 2025 Earnings Release	12

Equity Residential

Same Store Residential Accounts Receivable Balances

Including 75,072 Same Store Apartment Units

($ in thousands)

Balance Sheet (Other assets):	June 30, 2025		March 31, 2025	June 30, 2024
Residential accounts receivable balances	$12,833		$13,931	$15,915
Allowance for doubtful accounts	(7,831)		(9,096)	(11,023)
Net receivable balances	$5,002		$4,835	$4,892

Straight-line receivable balances	$9,172	(1)	$9,584	$7,014

(1)
Total same store Residential Leasing Concessions granted in the second quarter of 2025 were approximately $5.1 million. The straight-line receivable balance of $9.2 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2025 and the first half of 2026.

Same Store Residential Bad Debt

Including 75,072 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q2 2025	Q1 2025	Q2 2024
Bad debts before governmental rental assistance	$6,972	$7,433	$7,840
Governmental rental assistance received	(270)	(268)	(423)
Bad Debt, Net	$6,702	$7,165	$7,417

Bad Debt, Net as a % of Same Store Residential Revenues	1.0%	1.0%	1.1%

2nd Quarter 2025 Earnings Release	13

Equity Residential Second Quarter 2025 vs. Second Quarter 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q2 2025 % of Actual NOI	Q2 2025 Average Rental Rate	Q2 2025 Weighted Average Physical Occupancy %	Q2 2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	17.3%	$2,969	95.7%	10.8%	1.3%	5.5%	(0.5%)	1.2%	0.0%	(0.9%)
Orange County	3,718	5.2%	2,969	96.5%	9.5%	2.5%	0.8%	3.0%	1.9%	0.6%	(1.3%)
San Diego	2,209	3.5%	3,296	96.8%	11.0%	2.4%	8.6%	0.8%	1.5%	0.8%	(1.0%)
Subtotal – Southern California	20,063	26.0%	3,005	96.0%	10.6%	1.6%	5.0%	0.4%	1.4%	0.2%	(0.9%)

San Francisco	11,315	16.7%	3,424	97.2%	10.2%	4.5%	6.0%	3.9%	3.3%	1.1%	(1.4%)
Washington, D.C.	13,845	16.4%	2,842	96.8%	11.9%	4.5%	1.9%	5.7%	4.5%	(0.1%)	0.5%
New York	8,536	14.7%	4,782	97.9%	9.7%	4.3%	3.4%	4.9%	3.7%	0.5%	0.2%
Boston	7,077	11.3%	3,681	96.7%	11.1%	1.9%	3.2%	1.4%	2.0%	0.0%	(0.3%)
Seattle	8,458	9.7%	2,676	96.4%	11.9%	3.1%	2.0%	3.5%	3.0%	0.1%	(0.4%)
Denver	2,792	2.7%	2,346	95.9%	13.5%	(3.8%)	(0.8%)	(5.0%)	(2.9%)	(0.9%)	(0.5%)
Other Expansion Markets	3,864	2.5%	1,891	95.2%	14.9%	(3.4%)	3.6%	(8.1%)	(3.6%)	0.3%	(1.0%)

Total	75,950	100.0%	$3,187	96.6%	11.2%	2.9%	3.7%	2.5%	2.6%	0.3%	(0.5%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the six months ended June 30, 2025.

2nd Quarter 2025 Earnings Release	14

Equity Residential Second Quarter 2025 vs. First Quarter 2025 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q2 2025 % of Actual NOI	Q2 2025 Average Rental Rate	Q2 2025 Weighted Average Physical Occupancy %	Q2 2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	16.7%	$2,969	95.7%	10.8%	0.5%	(2.7%)	2.0%	0.5%	0.0%	1.8%
Orange County	3,718	5.0%	2,969	96.5%	9.5%	0.4%	(4.0%)	1.7%	0.2%	0.2%	2.3%
San Diego	2,209	3.3%	3,296	96.8%	11.0%	0.9%	(1.4%)	1.6%	0.4%	0.5%	2.2%
Subtotal – Southern California	20,063	25.0%	3,005	96.0%	10.6%	0.5%	(2.8%)	1.9%	0.4%	0.1%	1.9%

San Francisco	11,315	16.1%	3,424	97.2%	10.2%	1.5%	(4.8%)	4.3%	1.1%	0.4%	1.9%
Washington, D.C.	13,845	15.8%	2,842	96.8%	11.9%	1.1%	(3.9%)	3.6%	1.6%	(0.5%)	5.8%
New York	8,536	14.1%	4,782	97.9%	9.7%	1.8%	(2.3%)	4.8%	1.5%	0.3%	3.4%
Boston	7,237	11.0%	3,659	96.7%	11.2%	1.6%	(5.7%)	4.9%	0.7%	0.9%	4.2%
Seattle	8,458	9.3%	2,676	96.4%	11.9%	0.9%	1.0%	0.9%	1.0%	(0.1%)	2.9%
Denver	3,972	3.6%	2,311	95.9%	13.8%	0.5%	(1.9%)	1.7%	(0.3%)	0.8%	3.0%
Other Expansion Markets	7,670	5.1%	1,938	95.3%	12.9%	0.3%	1.5%	(0.5%)	0.3%	(0.1%)	3.8%

Total	81,096	100.0%	$3,116	96.5%	11.2%	1.1%	(2.8%)	3.0%	1.0%	0.1%	3.3%

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the six months ended June 30, 2025.

2nd Quarter 2025 Earnings Release	15

Equity Residential June YTD 2025 vs. June YTD 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	June YTD 25 % of Actual NOI	June YTD 25 Average Rental Rate	June YTD 25 Weighted Average Physical Occupancy %	June YTD 25 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	17.6%	$2,962	95.7%	19.8%	1.3%	4.0%	0.2%	1.2%	0.1%	(1.5%)
Orange County	3,718	5.3%	2,966	96.4%	16.7%	2.5%	3.0%	2.3%	2.1%	0.4%	(1.5%)
San Diego	2,209	3.5%	3,290	96.6%	19.8%	2.2%	8.2%	0.6%	1.7%	0.5%	0.4%
Subtotal – Southern California	20,063	26.4%	2,999	95.9%	19.3%	1.6%	4.2%	0.7%	1.4%	0.2%	(1.2%)

San Francisco	11,093	16.4%	3,405	97.0%	18.5%	3.8%	4.7%	3.4%	3.1%	0.7%	(2.7%)
Washington, D.C.	13,533	16.2%	2,822	97.1%	17.8%	4.5%	5.2%	4.2%	4.4%	0.0%	(0.6%)
New York	8,536	14.7%	4,746	97.8%	15.9%	3.8%	3.2%	4.2%	3.2%	0.6%	(0.2%)
Boston	7,077	11.3%	3,669	96.2%	18.2%	2.4%	4.7%	1.5%	2.4%	0.0%	(0.6%)
Seattle	8,458	9.9%	2,663	96.4%	20.8%	3.4%	2.0%	4.0%	3.2%	0.2%	(1.0%)
Denver	2,792	2.8%	2,350	95.7%	24.1%	(3.4%)	(0.5%)	(4.7%)	(2.6%)	(0.8%)	(0.4%)
Other Expansion Markets	3,520	2.3%	1,886	95.1%	24.3%	(4.2%)	4.4%	(10.1%)	(4.2%)	(0.1%)	(5.2%)

Total	75,072	100.0%	$3,178	96.5%	19.0%	2.7%	3.9%	2.1%	2.5%	0.2%	(1.3%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the six months ended June 30, 2025.

2nd Quarter 2025 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 75,072 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q2 2025	Q1 2025	Q2 2025	Q1 2025	Q2 2025	Q1 2025
Southern California	(3.2%)	(2.1%)	4.6%	4.6%	1.3%	1.6%
San Francisco	5.2%	0.5%	6.1%	5.4%	5.8%	3.2%
Washington, D.C.	2.1%	0.0%	6.4%	5.7%	4.7%	3.2%
New York	4.0%	1.4%	4.8%	4.8%	4.5%	3.5%
Boston	(0.1%)	(5.3%)	4.7%	4.5%	2.6%	0.0%
Seattle	(2.4%)	(3.4%)	5.2%	5.5%	2.0%	1.8%
Subtotal – Established Markets	0.8%	(1.3%)	5.3%	5.0%	3.4%	2.3%

Denver	(9.5%)	(13.2%)	3.6%	3.9%	(3.4%)	(6.1%)
Other Expansion Markets	(13.2%)	(14.7%)	3.3%	1.5%	(4.3%)	(8.8%)
Subtotal – Expansion Markets	(11.3%)	(14.0%)	3.4%	2.8%	(3.9%)	(7.4%)
Total	(0.1%)	(2.2%)	5.2%	4.9%	3.0%	1.8%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

2nd Quarter 2025 Earnings Release	17

Equity Residential

Second Quarter 2025 vs. Second Quarter 2024

Total Same Store Operating Expenses Including 75,950 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q2 2025	Q2 2024	$ Change	% Change	% of Q2 2025 Operating Expenses
Real estate taxes	$93,975	$92,375	$1,600	1.7%	41.0%
On-site payroll	42,937	41,962	975	2.3%	18.7%
Utilities	34,344	31,711	2,633	8.3%	15.0%
Repairs and maintenance	32,620	30,859	1,761	5.7%	14.2%
Insurance	9,302	9,234	68	0.7%	4.0%
Leasing and advertising	3,006	2,669	337	12.7%	1.3%
Other on-site operating expenses	13,250	12,508	742	5.9%	5.8%
Total Same Store Operating Expenses (2)	$229,434	$221,318	$8,116	3.7%	100.0%

June YTD 2025 vs. June YTD 2024

Total Same Store Operating Expenses Including 75,072 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	YTD 2025	YTD 2024	$ Change (1)	% Change	% of YTD 2025 Operating Expenses
Real estate taxes	$187,733	$183,209	$4,524	2.5%	40.6%
On-site payroll	85,786	83,418	2,368	2.8%	18.6%
Utilities	73,270	67,350	5,920	8.8%	15.9%
Repairs and maintenance	61,688	59,582	2,106	3.5%	13.3%
Insurance	18,422	18,210	212	1.2%	4.0%
Leasing and advertising	5,672	4,930	742	15.0%	1.2%
Other on-site operating expenses	29,480	27,699	1,781	6.4%	6.4%
Total Same Store Operating Expenses (2)	$462,051	$444,398	$17,653	4.0%	100.0%

(1)
The year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values including an approximately one percentage point contribution to growth from 421-a tax abatement burnoffs in New York City. Once the burnoffs are completed, previously rent-restricted apartment units will transition to market.

On-site payroll – Increase primarily driven by higher wages, partially offset by the impact of various innovation initiatives.

Utilities – Increase primarily driven by higher commodity prices, higher sewer and trash rates and higher water usage in Southern California along with a challenging comparable period.

Repairs and maintenance – Increase primarily driven by costs associated with the implementation of various resident technology initiatives (including bulk Wi-Fi programs).

Insurance – Property insurance premiums declined in the 2025 policy renewal but were offset by other insurance-related costs.

Leasing and advertising – Increase primarily driven by higher advertising expenses and processing fees. Broker fees are not driving growth and remain an immaterial portion of this expense category.

Other on-site operating expenses – Increase primarily due to higher ground lease rent, property-related legal expenses, association fees and other expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2025 Earnings Release	18

Equity Residential

Debt Summary as of June 30, 2025

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,594,765	19.0%	3.77%	6.4
Unsecured	6,777,061	81.0%	3.73%	7.1
Total	$8,371,826	100.0%	3.74%	7.0
Fixed Rate Debt:
Secured – Conventional	$1,402,428	16.7%	3.88%	5.9
Unsecured – Public	5,994,914	71.6%	3.68%	8.0
Fixed Rate Debt	7,397,342	88.3%	3.72%	7.6
Floating Rate Debt:
Secured – Tax Exempt	192,337	2.3%	3.01%	9.6
Unsecured – Revolving Credit Facility	—	—	—	2.3
Unsecured – Commercial Paper Program (2)	782,147	9.4%	4.60%	—
Floating Rate Debt	974,484	11.7%	4.05%	2.0
Total	$8,371,826	100.0%	3.74%	7.0
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At June 30, 2025, the weighted average maturity of commercial paper outstanding was 29 days. The weighted average amount outstanding for the six months ended June 30, 2025 was approximately $372.1 million.

Note: The Company capitalized interest of approximately $6.7 million and $6.9 million during the six months ended June 30, 2025 and 2024, respectively. The Company capitalized interest of approximately $2.8 million and $3.8 million during the quarters ended June 30, 2025 and 2024, respectively.

2nd Quarter 2025 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of June 30, 2025

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2025	$—	$791,900	(2)	$791,900	9.4%	—	4.63%
2026	592,025	7,400		599,425	7.1%	3.58%	3.56%
2027	400,000	8,200		408,200	4.9%	3.25%	3.23%
2028	900,000	9,000		909,000	10.8%	3.79%	3.77%
2029	888,120	9,700		897,820	10.6%	3.30%	3.29%
2030	1,148,462	10,800		1,159,262	13.7%	2.53%	2.53%
2031	528,500	37,700		566,200	6.7%	1.94%	1.94%
2032	500,000	26,000		526,000	6.2%	4.95%	4.82%
2033	550,000	—		550,000	6.5%	5.22%	5.22%
2034	600,000	—		600,000	7.1%	4.65%	4.65%
2035+	1,350,850	86,960		1,437,810	17.0%	4.39%	4.17%
Subtotal	7,457,957	987,660		8,445,617	100.0%	3.72%	3.76%
Deferred Financing Costs and Unamortized (Discount)	(60,615)	(13,176)		(73,791)	N/A	N/A	N/A
Total	$7,397,342	$974,484		$8,371,826	100.0%	3.72%	3.76%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $785.0 million in principal outstanding on the Company's Commercial Paper Program.

2nd Quarter 2025 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	June 30,	March 31,
	2025	2025
Debt to Adjusted Total Assets (not to exceed 60%)	28.0%	26.8%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.1%	6.2%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.41	6.00

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	464.8%	493.3%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	June 30,	March 31,
	2025	2025
Total debt to Normalized EBITDAre	4.49x	4.25x

Net debt to Normalized EBITDAre	4.45x	4.21x

Unencumbered NOI as a % of total NOI	90.4%	90.5%

Note: See Normalized EBITDAre Reconciliations for detail.

2nd Quarter 2025 Earnings Release	21

Equity Residential

Capital Structure as of June 30, 2025

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,594,765	19.0%
Unsecured Debt			6,777,061	81.0%
Total Debt			8,371,826	100.0%	24.0%
Common Shares (includes Restricted Shares)	379,980,440	97.0%
Units (includes OP Units and Restricted Units)	11,606,272	3.0%
Total Shares and Units	391,586,712	100.0%
Common Share Price at June 30, 2025	$67.49
			26,428,187	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			26,445,342	100.0%	76.0%

Total Market Capitalization			$34,817,168		100.0%

Perpetual Preferred Equity as of June 30, 2025

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

2nd Quarter 2025 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	June YTD 2025	June YTD 2024	Q2 2025	Q2 2024
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	379,358,806	378,699,050	379,507,960	378,578,395
Shares issuable from assumed conversion/vesting of:
- OP Units	10,419,769	10,680,864	10,329,375	10,692,382
- long-term compensation shares/units	1,566,550	1,167,742	1,660,359	1,271,160
Total Common Shares and Units - diluted	391,345,125	390,547,656	391,497,694	390,541,937

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	379,358,806	378,699,050	379,507,960	378,578,395
OP Units - basic	10,419,769	10,680,864	10,329,375	10,692,382
Total Common Shares and OP Units - basic	389,778,575	389,379,914	389,837,335	389,270,777
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,566,550	1,167,742	1,660,359	1,271,160
Total Common Shares and Units - diluted	391,345,125	390,547,656	391,497,694	390,541,937

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	379,980,440	379,086,882
Units (includes OP Units and Restricted Units)	11,606,272	11,663,842
Total Shares and Units	391,586,712	390,750,724

2nd Quarter 2025 Earnings Release	23

Equity Residential Partially Owned Properties as of June 30, 2025 (Amounts in thousands except for project/property and apartment unit amounts)

Partially Owned Properties	Weighted Average Ownership Percentage	Total Properties	Total Apartment Units	June YTD 25 NOI	June YTD 25 Interest Expense	Total Debt
CONSOLIDATED:
Projects Under Development (1) (3)	95.0%	—	—	$(97)	$—	$—
Operating properties (stabilized)	85.9%	12	2,656	32,613	510	28,320
Total Partially Owned Properties - Consolidated		12	2,656	32,516	510	28,320

UNCONSOLIDATED:
Projects Under Development (2) (3)	95.0%	—	—	32	132	5,795
Projects Completed Not Stabilized (3)	76.2%	5	1,712	8,192	7,669	303,143
Total Partially Owned Properties - Unconsolidated		5	1,712	8,224	7,801	308,938

Total Partially Owned Properties		17	4,368	$40,740	$8,311	$337,258

(1)
The Company is currently developing one property, which is expected to add 440 apartment units upon completion.
(2)
The Company is currently developing two properties, which are expected to add 639 apartment units upon completion.
(3)
See Development and Lease-Up Projects for more information.

Note: Partially owned consolidated and unconsolidated amounts are presented at 100% of the project/property.

2nd Quarter 2025 Earnings Release	24

Equity Residential Development and Lease-Up Projects as of June 30, 2025 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
The Basin	Wakefield, MA	95%	440	$232,172	$168,626	$—	67%	Q1 2024	Q3 2025	Q3 2026	Q2 2027	4% / –
Projects Under Development - Consolidated			440	232,172	168,626	—

Projects Completed Not Stabilized:
Lorien (fka Laguna Clara II)	Santa Clara, CA	100%	225	152,621	148,378	—	100%	Q2 2022	Q1 2025	Q1 2025	Q4 2025	58% / 55%
Beeler Park (fka Solana Beeler Park) (2)	Denver, CO	100%	270	85,206	85,132	—	100%	Q4 2021	Q3 2024	Q1 2025	Q4 2025	68% / 61%
Projects Completed Not Stabilized - Consolidated			495	237,827	233,510	—

UNCONSOLIDATED:
Projects Under Development:
Modera Bridle Trails	Kirkland, WA	95%	369	185,282	91,394	1,312	43%	Q3 2024	Q2 2027	Q3 2027	Q4 2028	– / –
Modera South Shore	Marshfield, MA	95%	270	121,918	65,578	4,483	52%	Q3 2024	Q4 2025	Q4 2026	Q2 2027	– / –
Projects Under Development - Unconsolidated			639	307,200	156,972	5,795

Projects Completed Not Stabilized:
Alloy Sunnyside	Denver, CO	80%	209	70,004	69,239	35,613	100%	Q3 2021	Q2 2024	Q2 2024	Q4 2025	94% / 89%
Remy (Toll)	Frisco, TX	75%	357	98,937	97,815	56,426	100%	Q1 2022	Q2 2024	Q4 2024	Q3 2025	96% / 93%
Sadie (fka Settler) (Toll)	Fort Worth, TX	75%	362	82,775	79,589	45,264	100%	Q2 2022	Q2 2024	Q4 2024	Q3 2025	98% / 95%
Lyle (Toll) (3)	Dallas, TX	75%	334	86,332	83,832	54,527	100%	Q3 2022	Q1 2024	Q4 2024	Q4 2025	91% / 86%
Alexan Harrison	Harrison, NY	62%	450	201,159	201,159	111,313	100%	Q3 2021	Q1 2024	Q1 2025	Q3 2025	97% / 95%
Projects Completed Not Stabilized - Unconsolidated			1,712	539,207	531,634	303,143

Total Development Projects - Consolidated			935	469,999	402,136	—
Total Development Projects - Unconsolidated			2,351	846,407	688,606	308,938
Total Development Projects			3,286	$1,316,406	$1,090,742	$308,938

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	June YTD 25 NOI
Projects Under Development - Consolidated	$232,172	$(97)
Projects Completed Not Stabilized - Consolidated	237,827	49
Projects Under Development - Unconsolidated	307,200	32
Projects Completed Not Stabilized - Unconsolidated	539,207	8,192
	$1,316,406	$8,176

(1)
All unconsolidated projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company.
(2)
During the second quarter of 2025, the Company acquired its joint venture partner’s interest and now wholly-owns the Beeler Park project. The book value shown reflects total project costs only and excludes the step-up in basis from the acquisition. The underlying construction loan was repaid in conjunction with the joint venture interest buyout.
(3)
The land parcel under this project is subject to a long-term ground lease.

2nd Quarter 2025 Earnings Release	25

Equity Residential Residential Capital Expenditures to Real Estate For the Six Months Ended June 30, 2025 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	75,072		9,638		84,710

Recurring Capital Expenditures	$74,245		$7,610		$81,855	$989

NOI-Enhancing Expenditures:
Renovation Expenditures	40,933	(1)	6,699	(3)	47,632	545
Other (2)	7,899		1,057		8,956	105
Total NOI-Enhancing Expenditures	48,832		7,756		56,588	650

Total Capital Expenditures to Real Estate (4)	$123,077		$15,366		$138,443	$1,639

(1)
Renovation Expenditures on 1,355 same store apartment units for the six months ended June 30, 2025 approximated $30,000 per apartment unit renovated.
(2)
Includes sustainability, property-level technology and Accessory Dwelling Units (ADU) spend.
(3)
Includes expenditures for one property that has been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation is expected to continue through the fourth quarter of 2026.
(4)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

Note: Non-Residential Capital Expenditures to Real Estate were approximately $5.5 million, $0.4 million and $5.9 million for Same Store Properties, Non-Same Store Properties and Total Consolidated Properties, respectively.

2nd Quarter 2025 Earnings Release	26

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2025		2024
	June 30, 2025	March 31, 2025	Q2	Q1	Q4	Q3	Q2
Net income	$1,045,971	$1,030,741	$198,785	$264,798	$433,871	$148,517	$183,555
Interest expense incurred, net	300,126	290,637	75,317	72,114	79,973	72,722	65,828
Amortization of deferred financing costs	8,245	8,060	2,103	2,144	2,050	1,948	1,918
Amortization of above/below market lease intangibles	4,585	4,548	1,153	1,152	1,152	1,128	1,116
Depreciation	999,733	983,242	240,889	256,746	264,150	237,948	224,398
Income and other tax expense (benefit)	1,450	1,374	407	422	331	290	331
EBITDA	2,360,110	2,318,602	518,654	597,376	781,527	462,553	477,146

Net (gain) loss on sales of real estate properties	(531,235)	(512,764)	(58,280)	(154,152)	(318,968)	165	(39,809)
Net (gain) loss on sales of unconsolidated entities - operating assets	(653)	(479)	(174)	36	195	(710)	—
EBITDAre	1,828,222	1,805,359	460,200	443,260	462,754	462,008	437,337

Write-off of pursuit costs (other expenses)	5,834	5,928	727	1,321	3,250	536	821
(Income) loss from investments in unconsolidated entities - operations	17,662	14,166	5,170	6,375	3,914	2,203	1,674
Net (gain) loss on sales of land parcels	78	67	11	67	—	—	—
Realized (gain) loss on investment securities (interest and other income)	725	2,032	9	40	676	—	1,316
Unrealized (gain) loss on investment securities (interest and other income)	(14,135)	(12,819)	—	—	—	(14,135)	1,316
Insurance/litigation settlement or reserve income (interest and other income)	(3,087)	(4,440)	(101)	(98)	(2,863)	(25)	(1,454)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	9,637	15,879	3,149	1,712	1,577	3,199	9,391
Advocacy contributions (other expenses)	19,214	21,587	185	213	9,232	9,584	2,558
Other	141	(282)	11	(100)	230	—	(412)
Normalized EBITDAre	$1,864,291	$1,847,477	$469,361	$452,790	$478,770	$463,370	$452,547

Balance Sheet Items:	June 30, 2025	March 31, 2025
Total debt	$8,371,826	$7,846,884
Cash and cash equivalents	(31,276)	(39,849)
Mortgage principal reserves/sinking funds	(35,660)	(33,314)
Net debt	$8,304,890	$7,773,721

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities due to the immaterial size of the Company’s partially owned unconsolidated portfolio.

2nd Quarter 2025 Earnings Release	27

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Six Months Ended June 30,			Quarter Ended June 30,
	2025	2024	Variance	2025	2024	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	2,048	1,369	679	727	821	(94)

Write-off of unamortized deferred financing costs (interest expense)	97	—	97	—	—	—
Premium on redemption of Preferred Shares	—	1,444	(1,444)	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	97	1,444	(1,347)	—	—	—

Net (gain) loss on sales of land parcels	78	—	78	11	—	11
(Income) loss from investments in unconsolidated entities ─ non-operating assets	497	1,213	(716)	166	258	(92)
Realized (gain) loss on investment securities (interest and other income)	49	1,316	(1,267)	9	1,316	(1,307)
Unrealized (gain) loss on investment securities (interest and other income)	—	(5,745)	5,745	—	1,316	(1,316)
Non-operating asset (gains) losses	624	(3,216)	3,840	186	2,890	(2,704)

Insurance/litigation settlement or reserve income (interest and other income)	(199)	(1,559)	1,360	(101)	(1,454)	1,353
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	4,861	39,869	(35,008)	3,149	9,391	(6,242)
Advocacy contributions (other expenses)	398	2,699	(2,301)	185	2,558	(2,373)
Other	(89)	(335)	246	11	(412)	423
Other miscellaneous items	4,971	40,674	(35,703)	3,244	10,083	(6,839)

Adjustments from FFO to Normalized FFO	$7,740	$40,271	$(32,531)	$4,157	$13,794	$(9,637)

(1)
Insurance/litigation/environmental settlement or reserve expense for the six months ended June 30, 2024 primarily relates to a reserve increase regarding litigation over late fees charged by the Company.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2nd Quarter 2025 Earnings Release	28

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q3 2025	Revised Full Year 2025	Previous Full Year 2025

2025 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.99 to $1.03	$3.97 to $4.03	$3.90 to $4.00

2025 Same Store Assumptions (includes Residential and Non-Residential)

	Physical Occupancy	96.4%	96.2%
	Revenue change	2.6% to 3.2%	2.25% to 3.25%
	Expense change	3.5% to 4.0%	3.5% to 4.5%
	NOI change (1)	2.2% to 2.8%	1.4% to 3.0%

2025 Transaction Assumptions

	Consolidated rental acquisitions	$1.0B	$1.5B
	Consolidated rental dispositions	$1.0B	$1.0B
	Transaction Accretion (Dilution)	(25 basis points)	(25 basis points)

2025 Debt Assumptions

	Weighted average debt outstanding	$8.15B to $8.25B	$8.20B to $8.40B
	Interest expense, net (on a Normalized FFO basis)	$304.5M to $308.5M	$313.5M to $319.5M
	Capitalized interest	$12.5M to $13.5M	$12.6M to $13.6M

2025 Capital Expenditures to Real Estate Assumptions for Residential Same Store Properties

	NOI-Enhancing Capital Expenditures for Residential Same Store Properties (2)	$115.0M	$130.0M
	Recurring Capital Expenditures for Residential Same Store Properties	$165.0M	$165.0M
	Capital Expenditures to Real Estate for Residential Same Store Properties	$280.0M	$295.0M

2025 Other Guidance Assumptions

	Property management expense	$135.5M to $137.5M	$139.0M to $141.0M
	General and administrative expense	$63.5M to $67.5M	$60.0M to $64.0M
	Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) (3)	$(2.0M) to $1.0M	$(3.0M) to $1.0M
	Debt offerings	$500.0M	$500.0M to $1.0B
	Weighted average Common Shares and Units - Diluted	391.5M	391.5M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
During 2025, the Company expects to spend approximately $90.0 million for apartment unit Renovation Expenditures on approximately 2,850 Residential same store apartment units at an average cost of approximately $31,500 per apartment unit renovated. The remainder of the NOI-Enhancing spend includes other items, such as sustainability, property-level technology and ADU expenditures.
(3)
Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) primarily consists of our share of both Lease-Up NOI and interest expense, net that is no longer being capitalized from the recently completed unconsolidated development projects referenced on pages 24 and 25.

2nd Quarter 2025 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Accessory Dwelling Units (ADU) – Includes costs to convert existing underutilized spaces of our properties into new apartment units.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability, property-level technology and ADU expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality of our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.5 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating and other terms and conditions per the agreement. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.5 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

June 30, 2025
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(785,000)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,448)
Unsecured revolving credit facility availability	$1,711,552

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

2nd Quarter 2025 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Six Months Ended June 30, 2025	Quarter Ended June 30, 2025
Net Gain (Loss) on Sales of Real Estate Properties	$212,432	$58,280
Accumulated Depreciation Gain	(93,518)	(35,439)
Economic Gain (Loss)	$118,914	$22,841

Established Markets – Includes Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California (Los Angeles, Orange County and San Diego).

Expansion Markets – Includes Denver, Atlanta, Dallas/Ft. Worth and Austin.

2nd Quarter 2025 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

2nd Quarter 2025 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual June	Actual June	Actual	Actual	Expected	Expected
	YTD 2025	YTD 2024	Q2 2025	Q2 2024	Q3 2025	2025
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.18	$1.24	$0.50	$0.47	$0.78 to $0.82	$2.96 to $3.02
Depreciation expense	1.29	1.15	0.63	0.57	0.65	2.59
Net (gain) loss on sales	(0.55)	(0.59)	(0.15)	(0.10)	(0.35)	(1.52)
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	1.92	1.80	0.98	0.94	1.08 to 1.12	4.03 to 4.09

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	—	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	—
Non-operating asset (gains) losses	—	—	—	—	(0.05)	(0.04)
Other miscellaneous items	0.01	0.11	0.01	0.03	(0.04)	(0.03)

Normalized FFO per share – Diluted	$1.94	$1.91	$0.99	$0.97	$0.99 to $1.03	$3.97 to $4.03

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% Physical Occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Six Months Ended June 30,		Quarter Ended June 30,
	2025	2024	2025	2024
Net income	$463,583	$488,587	$198,785	$183,555
Adjustments:
Property management	70,602	68,969	34,786	33,511
General and administrative	36,786	34,351	18,531	18,631
Depreciation	497,635	450,093	240,889	224,398
Net (gain) loss on sales of real estate properties	(212,432)	(227,994)	(58,280)	(39,809)
Interest and other income	(3,821)	(10,657)	(2,129)	(1,328)
Other expenses	8,961	45,123	4,805	13,385
Interest:
Expense incurred, net	147,431	133,040	75,317	65,828
Amortization of deferred financing costs	4,247	3,836	2,103	1,918
Income and other tax expense (benefit)	829	635	407	331
(Income) loss from investments in unconsolidated entities	11,407	3,372	4,996	1,674
Net (gain) loss on sales of land parcels	78	—	11	—
Total NOI	$1,025,306	$989,355	$520,221	$502,094

2nd Quarter 2025 Earnings Release	33

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Six Months Ended June 30,		Quarter Ended June 30,
Rental income:	2025	2024	2025	2024
Residential same store	$1,381,164	$1,344,567	$701,070	$681,631
Non-Residential same store	52,671	55,427	25,973	26,119
Total same store	1,433,835	1,399,994	727,043	707,750
Non-same store/other	95,802	64,987	41,784	26,413
Total rental income	1,529,637	1,464,981	768,827	734,163
Operating expenses:
Residential same store	446,578	429,638	221,747	213,922
Non-Residential same store	15,473	14,760	7,687	7,396
Total same store	462,051	444,398	229,434	221,318
Non-same store/other	42,280	31,228	19,172	10,751
Total operating expenses	504,331	475,626	248,606	232,069
NOI:
Residential same store	934,586	914,929	479,323	467,709
Non-Residential same store	37,198	40,667	18,286	18,723
Total same store	971,784	955,596	497,609	486,432
Non-same store/other	53,522	33,759	22,612	15,662
Total NOI	$1,025,306	$989,355	$520,221	$502,094

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2024 and 2025, plus any properties in lease-up and not stabilized as of January 1, 2024. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

2nd Quarter 2025 Earnings Release	34

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2024, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2025 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% Physical Occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of June 30, 2025. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the six months ended June 30, 2025 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

2nd Quarter 2025 Earnings Release	35